Exhibit 10.4

MICROFIB SUPPLY AGREEMENT

(Integra as Supplier)

This Supply Agreement (“Agreement”) sets forth the terms and conditions under which Integra LifeSciences Corporation (“Integra”) contracts with SeaSpine Orthopedics Corporation (“SeaSpine” and together with Integra, the “Parties”) to provide the products set forth on Exhibit A (each individually, a “Microfib Product” and collectively, the “Microfib Products”) on a non-exclusive basis at the prices set forth herein.

1. MANUFACTURING AND SUPPLY RELATIONSHIP:

1.1 General; the Microfib Products. Under this Agreement, SeaSpine engages Integra as a Microfib Products supplier. Integra may designate an affiliate of Integra to perform its obligations hereunder, provided that Integra shall remain liable for all such obligations. Attached hereto as Exhibit A is a complete list of the Microfib Products (as of the Effective Date (as defined in Section 3)) and their Prices (as defined in Section 2.1(a)). No other right or license is or shall be created or granted hereunder by implication, estoppel or otherwise, except as expressly provided in this Agreement. SeaSpine agrees to use the Microfib Products solely as part of a Mozaik Product (as defined below) and not to sell the Microfib Product in separate form. “Mozaik Product” means a ceramic collagen matrix product marketed under the Mozaik brand, including Mozaik Strip, Mozaik Putty, and Mozaik Moldable Morsels, and all equivalent products that are (x) marketed under spine brands, or (y) provided to third parties on a private label basis, in each case as of the Effective Date, any next generation successor version of any of the foregoing products and any biomaterial products created after the Effective Date that use any of the foregoing ceramic collagen matrix products as a subcomponent in the manufacture of the final configuration of such biomaterial product.

1.2 Specifications. The specifications for the Microfib Products (as the same may be modified from time to time hereunder, the “Specifications”) as of the Effective Date are set forth in Exhibit B.

1.3	Changes to the Microfib Products.

a.	Integra shall have the right to modify the Microfib Products or their Specifications (i) as necessary to comply with changes in Law (as defined in Section 8.1) or (ii) for any other reason provided that such modification does not affect the form, fit, function, safety or appearance of the Microfib Products. If, however, Integra plans to modify any Microfib Product or its Specifications, Integra shall provide SeaSpine written notice at least sixty (60) days in advance of the effectiveness of such modification (unless impractical for regulatory reasons, in which case such notice shall be provided promptly after the need to modify the Microfib Products or their Specifications is determined by Integra).

b.	Integra will not in any event use tendons from bovine other than New Zealand bovine in the manufacture of the Microfib Products without the prior written consent of SeaSpine.

c.	If Integra makes a modification to the Microfib Products in accordance with this Section 1.3, Integra shall provide SeaSpine with information on the changes, and corresponding updated guidelines and instructions for use, if applicable.

2. MICROFIB PRODUCT PRICES AND OTHER FEES:

2.1	Prices.

a.	SeaSpine shall pay Integra for the Microfib Products at the per gram prices listed in Exhibit A, as such prices may be modified as described in Section 2.1(b) (the “Prices”).

b.	Integra may increase its Prices for the Microfib Products annually effective after Integra has given SeaSpine sixty (60) days’ prior notice of such Price increases. Price increases shall apply to all orders shipped after the effective date of such increase. Annual price increases shall not exceed the greater of (i) three percent (3%) or (ii) the annual change in the consumer price index for all urban consumers for all cities for the twelve month period immediately preceding the notice of such price increase, as published by the United States Bureau of Labor Statistics (http://www.bls.gov); provided, however, that if at any time during the Term, Integra experiences a documented increase in its variable costs related to the Microfib Products of greater than five percent (5%) in any calendar year, the Parties will meet and confer in good faith to negotiate applicable adjustments to the Prices.

3. EFFECTIVE DATE: The effective date of this Agreement shall be [                ],2015 (“Effective Date”).

4. TERM AND TERMINATION:

4.1 Term. This Agreement shall commence on the Effective Date and expire, except as earlier terminated hereunder, on the seventh (7th) anniversary of the Effective Date (the “Initial Term”), provided that this Agreement shall automatically renew for an additional one (1) year period after the end of the Initial Term. After such one year-renewal period, SeaSpine may, upon written notice to Integra at least one hundred eighty (180) days prior to the expiration of such one year-renewal period (or, if applicable, the first Term Extension) extend the Agreement for up to two additional three (3) year periods (each, a “Term Extension”). The Parties may, upon mutual written agreement, extend the Term thereafter. The Initial Term and any Term Extension are collectively referred to as the “Term”.

4.2 Termination

a.

Breach. Either Party may terminate this Agreement for cause upon written notice of material breach by the other Party of this Agreement (a “Termination Notice”), which shall include an opportunity for the breaching Party to cure. If the breaching Party does not cure the material breach identified in the Termination

Notice within ninety (90) days (or if such breach is a failure of SeaSpine to make payment to Integra when due hereunder, thirty (30) days) after receipt of such Termination Notice or such longer cure period as the Parties may agree in writing, this Agreement shall terminate.

b.	Convenience. After the end of the Initial Term, either Party may terminate this Agreement for convenience upon at least one hundred eighty (180) days’ written notice to the other Party.

c.	Bankruptcy, etc. Either Party may terminate this Agreement immediately upon written notice to the other Party if proceedings in bankruptcy or insolvency are instituted by or against the other Party, or a receiver is appointed, or if any substantial part of the assets of the other Party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement of institution.

4.3	Effects of Termination.

a.	Mutual Obligations. After either Party provides a Termination Notice and pending termination of this Agreement, the Parties shall continue to perform their respective obligations hereunder until termination or expiration of the Term is effective. Expiration of the Term or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Each Party agrees, at the request of the other Party upon the expiration of the Term or termination of this Agreement, to return or destroy at the option of the receiving party all Confidential Information exchanged pursuant to Section 10, except such Confidential Information it may be required to retain under applicable Laws.

b.	Termination by Integra. Upon termination of this Agreement by Integra pursuant to Section 4.2(a) (Breach), Integra may, at its sole option, supply and ship any Order(s) (as defined below) submitted to Integra prior to the effective date of termination or expiration of the Term to SeaSpine and SeaSpine shall pay the applicable Prices, all in accordance with the terms and conditions of this Agreement.

c.	Termination by SeaSpine. Upon termination of this Agreement by SeaSpine pursuant to Section 4.2(a) (Breach), with respect to Order(s) submitted to Integra and accepted prior to the effective date of termination, SeaSpine may at its option, either (x) cancel any unfilled Orders or (y) advise Integra that SeaSpine wishes to have such unfilled Orders filled, in which event Integra shall supply and ship the Microfib Products pursuant to such then pending Orders for the Microfib Products for delivery after the effective date of termination or expiration. SeaSpine shall pay the applicable Prices, all in accordance with the terms and conditions of this Agreement.

4.4 Final Order. In the event of termination or expiration of this Agreement for any reason other than by Integra pursuant to Section 4.2(a) (Breach) or Section 4.2(c) (Bankruptcy, etc.), SeaSpine shall have the right, at its discretion, to place a final order for the Microfib Products prior to or on the last day of the Term in an amount of each Microfib Product not in excess of the lesser of (A) one hundred thirty percent (130%) of the amount of such Microfib Product set forth in the last forecast (including the Binding Forecast and calendar quarters 3 and 4 included therein) provided by SeaSpine in accordance with Section 5.2 prior to the placement of such final order and (B) four (4) times the Maximum Quarterly Order (as defined in Section 5.2). If SeaSpine desires to order additional grams of Microfib Product in excess of such amount, SeaSpine shall notify Integra in writing and the Parties shall discuss in good faith, provided that Integra shall have no obligation to accept any such additional order. Integra may schedule delivery of the final order over four calendar quarters with the first such calendar quarter beginning at least three (3) months after the end of the Term, at Integra’s discretion, provided that Integra will make available for delivery in each such calendar quarter an amount of each Microfib Product that, when added to the amount of such Microfib Product previously made available by Integra pursuant to this Section 4.4, equals at least (i) (A) the amount of such Product included in the final order, divided by (B) 4, multiplied by (ii) the number of such calendar quarters to date.

5. ORDERS; FORECASTS; ACCEPTANCE OF THE MICROFIB PRODUCTS, ETC.

5.1 Orders. SeaSpine is obligated to purchase the Microfib Products for which it has issued a firm order or orders to Integra (“Order(s)”), whether pursuant to a forecast that is deemed binding hereunder, or pursuant to a purchase order accepted by Integra. Integra does not stock the Microfib Products in inventory for purchase by SeaSpine. All Orders must contain delivery dates not less than ninety (90) days after the date of receipt of the Order by Integra, unless otherwise agreed upon in writing by Integra.

5.2 Forecasts. No later than the first business day of each calendar quarter, SeaSpine shall provide Integra with a written rolling forecast as to SeaSpine’s requirements of the Microfib Products for the next four (4) calendar quarter period. Each calendar quarter forecast will consist of the following:

a.	The first two (2) calendar quarters of each forecast shall be binding on SeaSpine (“Binding Forecast”) and accompanied by an Order for such forecasted amount of the Microfib Products. The Order shall be in writing and shall specify the delivery date (which must be at least ninety (90) days after the receipt by Integra of the Order), quantity of each Microfib Product ordered and the Prices and total cost of the Order.

b.	Each forecast shall update the prior forecast by:

i.	dropping the previous calendar quarter 1 from the forecast;

ii.	moving calendar quarter 2 from the previous forecast to be calendar quarter 1 of the updated forecast;

iii.	updating, as appropriate and subject to clause (c) below, calendar quarters 3 and 4 of the previous forecast, which as updated will be calendar quarters 2 and 3 of the updated forecast; and

iv.	adding a new calendar quarter 4 to the updated forecast, subject to clause (c) below.

The initial forecast for the Microfib Products is set forth on Exhibit C attached hereto.

c.	SeaSpine may not increase or decrease the amounts forecasted in the Binding Forecast, but may, subject to Integra’s written acceptance, issue additional Orders during such two (2) calendar quarter period as provided in Section 5.6. In addition, SeaSpine may not increase the number of grams of the Microfib Products forecasted for any calendar quarter period (e.g., 2Q 2016) by more than thirty percent (30%) in aggregate from the number of grams first forecast for such calendar quarter (i.e. when such calendar quarter period was calendar quarter 4 of the forecast), and SeaSpine may not reduce such number of grams first forecasted for such calendar quarter by more than ten percent (10%) in aggregate from the number of grams first forecast for such calendar quarter, without the prior written consent of Integra. SeaSpine shall not order for any calendar quarter more than the number of grams of Microfib Product set forth on Exhibit D attached hereto (the “Maximum Quarterly Order”).

d.	SeaSpine will use commercially reasonable efforts to ensure that the forecast for calendar quarters 3 and 4 is accurate, but the forecast for such calendar quarters will not constitute an Order.

e.	In the event that SeaSpine fails to provide a Binding Forecast for a particular calendar quarter, unless Integra otherwise notifies SeaSpine in writing, the last available forecasted amount for such calendar quarter shall become a firm Order, provided, however, that nothing contained in this Section 5.2(e) shall be deemed to affect any of Integra’s rights or limit any of Integra’s remedies as a result of such failure.

5.3 Batch Sizes. SeaSpine agrees to order the Microfib Products in whole multiples of the batch sizes set forth on Exhibit D (although SeaSpine acknowledges and agrees that the actual quantity of the Microfib Products delivered may be adjusted as set forth in Section 5.5 or as otherwise expressly provided in this Agreement).

5.4 Acceptance of Orders. Upon receipt of an Order, Integra shall review the Order and shall have ten (10) business days from the Order’s receipt to notify SeaSpine of Integra’s acceptance or rejection of the Order. Integra shall accept any Order for a Binding Forecast that complies with the terms of this Agreement. If any other Order is rejected by Integra, Integra shall use reasonable efforts to provide SeaSpine with a reason for the rejection. If Integra fails to reject an Order in such ten (10) business day period, such Order shall be deemed accepted. Integra shall use commercially reasonable efforts to fill accepted Orders with Microfib Product not later than ninety (90) days after the receipt of the Order or on the delivery date requested, whichever date is later. However, reasonable delay in shipment (where any delay of ninety (90) days or less after scheduled shipment shall be presumed reasonable) shall not be considered a breach of this Agreement and shall not relieve SeaSpine of its obligations to accept such shipment.

5.5 Whole Lots. Due to variances in manufacturer yields of the Microfib Products (“Product Lots”), in filling any Order for SeaSpine, Integra has the right to deliver to SeaSpine a quantity of the Microfib Products that is larger or smaller than the Order. Within three (3) business days of notification by Integra of the quantity of the Microfib Products constituting a Product Lot, SeaSpine agrees to issue to Integra a revised purchase order matching the quantity of the Microfib Products in such Product Lot. Regardless of the size of an Order, all Microfib Products representing a single Product Lot shall be shipped together. SeaSpine will pay for the quantity of the Microfib Products actually delivered. The quantity of the Microfib Products actually delivered will not affect the firm Order for the Microfib Products if the difference in quantity is not more than ten percent (10%). In the event that shipping Microfib Product of a single Product Lot results in a shipment in excess of ten percent (10%) of the Microfib Products in the Order, such excess shall be applied to the Order for the subsequent month.

5.6 Supplemental Orders; Changes to Orders.

a.	If SeaSpine desires to order additional grams of Microfib Product in excess of Orders for the Binding Forecast, including if any such proposed order would result in Orders exceeding the applicable Maximum Quarterly Order, SeaSpine shall notify Integra in writing, stating the grams of the Microfib Products requested and the date by which delivery of such Microfib Products is desired. Integra shall have no obligation to accept any such order, but if Integra accepts any such request (or any portion thereof) in writing, SeaSpine shall be obligated to purchase all such quantities as a firm Order hereunder.

b.	Except as otherwise expressly permitted hereunder, any Order(s) deriving herefrom or related hereto may be changed, cancelled or amended only by written agreement signed by both SeaSpine and Integra, setting forth the particular changes to be made and the effect, if any, of such changes on the Prices and time of delivery. SeaSpine may not cancel any Orders unless such cancellation is expressly agreed to in writing by Integra. In the event of a cancellation that is expressly agreed to in writing by Integra, Integra will advise SeaSpine of the total charge for such cancellation, and SeaSpine agrees to pay such charges. Certification of such costs by Integra’s independent public accountants shall be conclusive on the Parties.

5.7 Acceptance and Agreement. ALL SALES AND ORDER(S) ARE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. NO VARIATION OF THESE TERMS AND CONDITIONS WILL BE BINDING UPON INTEGRA UNLESS AGREED TO IN WRITING AND SIGNED BY AN OFFICER OR OTHER AUTHORIZED REPRESENTATIVE OF INTEGRA. ANY ADDITIONAL OR DIFFERENT TERMS,

ADDITIONS, DELETIONS OR EXCEPTIONS PROPOSED BY SEASPINE (WHETHER IN A PURCHASE ORDER, OTHER PRINTED FORM OR ELSEWHERE) ARE OBJECTED TO AND HEREBY REJECTED, UNLESS SUCH TERMS, ADDITIONS, OR EXCEPTIONS ARE APPROVED SPECIFICALLY BY INTEGRA IN WRITING AND SIGNED BY AN OFFICER OR OTHER AUTHORIZED REPRESENTATIVE OF INTEGRA. No course of prior dealings or usage of trade shall be relevant to supplement or explain any term used herein. Any clerical errors by Integra are subject to correction.

5.8 Returns. The Microfib Products may not be returned unless resulting from a Microfib Product recall, field correction or market withdrawal for which Integra is responsible as provided in Section 8.6 or as permitted pursuant to Section 5.9(c).

5.9	Delivery; Certificate; Inspection and Acceptance.

a.	Terms for the shipments of the Microfib Products will be FCA (Incoterms, 2010). SeaSpine shall pay shipping and freight costs, which will be added to the invoice for each Order, and SeaSpine shall have the right to choose the carrier so long as such choice complies with the shipping validation for the Microfib Product. SeaSpine may designate the destination of Products to be delivered hereunder so long as such destination complies with applicable Law. Delivery of the Microfib Products to the carrier at Integra’s shipping point shall constitute delivery to SeaSpine; SeaSpine shall bear all risk of loss or damage in transit. However, Integra reserves the right, in its discretion, to change the exact method of shipment and to make delivery in installments, all such installments to be separately invoiced and paid for when due as provided in Section 6.1, without regard to subsequent deliveries. Delay in delivery of any installment within the parameters set forth in this Article 5 shall not relieve SeaSpine’s obligations to accept remaining deliveries.

b.	Each shipment of the Microfib Products must be accompanied by final Microfib Product testing and inspection results and a certificate, substantially in the form attached as Exhibit E, signed by Integra stating that the Microfib Products comply with the Specifications; the testing, inspections results and certificate shall be set forth by Microfib Product serial number and must be signed by Integra.

c.

SeaSpine, upon receipt of the Microfib Products from Integra, shall have thirty (30) days to inspect the Microfib Products with respect to whether or not they comply with the Specifications. If the Microfib Products do not comply with the Specifications, SeaSpine shall notify Integra and provide Integra with samples of the nonconforming Microfib Products (to the extent SeaSpine deems possible) along with such notice and provide Integra with the results of its inspection. If Integra’s inspection confirms the Microfib Products do not comply with the Specifications, then Integra, at its expense and at SeaSpine’s option, within thirty (30) days following the completion of Integra’s investigation, will either bring the Microfib Products in question into conformance with the Specifications or replace the Microfib Products that failed to comply with the Specifications, in either case, at no additional charge to SeaSpine. If after inspection, Integra disagrees with SeaSpine’s determination, the Parties shall submit samples of the Microfib Product in question to a mutually acceptable independent testing laboratory for evaluation to determine whether the Microfib Product complies with the Specifications. The results of such evaluation shall be deemed conclusive of the matter, and the non-prevailing party shall bear the costs of the evaluation.

6. PAYMENT AND TAXES:

6.1	Payment.

a.	Payment terms of an Order are net thirty (30) calendar days from the date of invoice, unless otherwise stated. SeaSpine specifically waives any right for any reason to withhold or set-off payments it owes to Integra hereunder, whether available at law, in equity or otherwise under the laws, rules, regulations, ordinances, decrees or orders of any governmental authority.

b.	SeaSpine agrees to pay all costs, including, but not limited to, reasonable attorneys’ fees, accounting fees and other expenses of collection resulting from any default by SeaSpine of any of the terms hereof.

6.2 Taxes and Other Charges. Any medical device tax, use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority, on or measured by the transaction between SeaSpine and Integra, except for taxes of Integra’s income, shall be paid by SeaSpine in addition to the Prices quoted or invoiced. In the event Integra is required to pay any such tax, fee or charge, SeaSpine shall reimburse Integra therefor; or SeaSpine shall provide Integra at the time the applicable Order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

7. SEASPINE GENERAL OBLIGATIONS:

7.1 Compliance. SeaSpine shall not (i) alter the Microfib Products other than incorporating the Microfib Products into the Mozaik Products, (ii) pay, offer or promise to pay, or authorize payment of any money, or give, offer or promise to give, or authorize the giving of anything of value to any healthcare professional in violation of any anti-kickback statutes, the AdvaMed Code, or other applicable Laws or policies described herein, (iii) incur any obligation in the name of or on behalf of Integra or (iv) make any warranty, representation or guaranty to any third party with respect to any Microfib Product.

7.2 SeaSpine’s Use of the Microfib Products; Mozaik Products. The Microfib Products are intended solely for inclusion in and subsequent resale as part of SeaSpine’s Mozaik Product, and SeaSpine shall not sell the Microfib Products in separate form. SeaSpine agrees to comply with all written instructions furnished by Integra relating to the use of the Microfib Products and not misuse the Microfib Products in any manner. SeaSpine warrants to Integra that (i) the Mozaik Product will be marketed, promoted, stored and distributed in compliance with applicable FDA regulations, applicable ISO and Current Good Manufacturing Practices, (ii) the Mozaik Product will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and (iii) all facilities used for storage and distribution of the Mozaik Products are FDA compliant.

8. SEASPINE REGULATORY AND QUALITY OBLIGATIONS:

8.1 Compliance with Laws. SeaSpine agrees to comply with: (i) the AdvaMed Code, as modified from time to time and which is incorporated into SeaSpine’s compliance policies, (ii) its responsibilities under the Safe Harbor Regulations relating to program “fraud and abuse” promulgated under the Social Security Act and Medicare and Medicaid Patient and Program Protection Act, (iii) its compliance policies which are consistent with the AdvaMed Code, (iv) the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery laws, (v) all applicable laws, rules, ordinances, regulations, decrees and orders of any governmental authority, including but not limited to, those related to the advertising, promotion, sale and use of the Microfib Products or Mozaik Products, privacy, health, safety and environmental matters and record-keeping and reporting in compliance with all governmental authority regulations (collectively, the “Laws”) for the Microfib Products or Mozaik Products (which related records and reporting information shall be supplied to Integra promptly upon request), and (vi) all internal policies and procedures of SeaSpine, including without limitation, discount policies. SeaSpine further agrees to notify Integra immediately upon receiving any notice with respect to a violation or alleged violation of any of the above mentioned Laws and any other laws or regulations, to the extent relating to the Microfib Products or Mozaik Products.

8.2 Recordkeeping. Each Party agrees to comply with the document retention policy attached hereto as Exhibit F with respect to its activities hereunder. SeaSpine shall make such records, to the extent relating to the Microfib Products, available to Integra immediately upon request for regulatory purposes.

8.3 Review. Integra shall have the right to send its representatives to review, during regular business hours and upon reasonable prior written notice, SeaSpine’s marketing and regulatory records and files and all other records and files related to the Microfib Products and related to SeaSpine’s compliance with this Agreement. SeaSpine shall reasonably cooperate with Integra in such review and any reasonable requests of Integra that result from such review by Integra.

8.4	Complaints.

a.	SeaSpine shall promptly (and in any event within one business day) report to Integra (i) any accident, or incident involving the Mozaik Product (of which it becomes aware) which results in personal injury or damage to property and is related to the Microfib Products; (ii) any complaint involving the Mozaik Product (of which it becomes aware), whether oral or written, that is related to the Microfib Products; (iii) any defect in or condition of the Mozaik Product (of which it becomes aware) that is related to the Microfib Products; or (iv) any other fact or circumstance (of which it becomes aware) which may result in a report to the FDA or other applicable regulatory authority or may result in a violation or alleged violation of any applicable Law, that may relate to the Microfib Product.

b.	Integra shall promptly (and in any event, within one business day) report to SeaSpine (i) any complaint involving the Microfib Product, whether oral or written, that implicates the Mozaik Product and (ii) any defect in or condition of the Microfib Product that implicates the Mozaik Product, in each case of which Integra becomes aware.

c.	The Parties shall cooperate in the investigation and determination of the cause of any of the foregoing accidents, incidents or complaints and shall make available all statements, reports and tests made to investigate such accident or incident. Furnishing such information and any investigation of such information or incident report shall not in any way constitute any assumption of any liability for such accident or incident by either Party.

d.	Except as otherwise provided in the DBM and OS Supply Agreement between the parties or the Mozaik Supply Agreement between the Parties, each of even date herewith, SeaSpine will be responsible for Medical Device Reporting per Title 21 CFR Part 803 or similar vigilance reporting requirements in the U.S., the European Union and any other jurisdiction as related to the Mozaik Products and as required by Laws where the Mozaik Product is marketed. Integra may file any such reports with the FDA or other responsible regulatory authority (x) for the Microfib Products and (y) for the Mozaik Products to the extent the underlying issue may relate to the Microfib Products.

8.5 Governmental Authority. SeaSpine agrees to notify Integra within forty-eight (48) hours of any audit or inspection by, or contact with, the FDA or other regulatory authority that involves the Mozaik Product and is related to any Microfib Product. SeaSpine agrees to provide Integra with a copy of the portion of the audit or inspection report or contact document that relates to the Mozaik Product and any response provided by SeaSpine, in each case that relate to the Microfib Product.

8.6 Recall, etc. SeaSpine shall be entitled to execute a recall, field correction or market withdrawal of the Mozaik Product, and either Party shall be entitled to execute a recall, field correction or market withdrawal of the Mozaik Product if related to the Microfib Products. The Parties agree to cooperate with and reasonably assist each other in the event of a recall, field notification or market withdrawal of the Microfib Product or the Mozaik Product. SeaSpine agrees to pay for any recall, field notification and/or market withdrawal related to the Mozaik Product, unless directly resulting from a breach of the warranty set forth in Section 9.1(a)(ii), in which case Integra agrees to pay all direct, documented, out-of-pocket costs of such recall, field notification or market withdrawal. If either Party decides to execute a recall, field notification or market withdrawal of the Mozaik Product, it shall promptly notify the other Party of such action.

8.7 No Debarment. Integra certifies that neither it nor any of its employees has been debarred under Section 306(a) or Section 306(b) of the Act and that no debarred person will in the future be employed to manufacture the Microfib Products. Integra also certifies that no person working in the manufacture of the Microfib Products has a conviction that could lead to debarment under Section 306(a) or Section 306(b) of the Act. Furthermore, Integra agrees to notify SeaSpine immediately of any action toward conviction or debarment under Section 306(a) or Section 306(b) of the Act of any person working in the manufacture of the Microfib Products.

8.8 Quality Agreement. Each Party (or an affiliate designee thereof) has entered into the Quality Agreement attached as Exhibit G as of the Effective Date.

8.9 Compliance with Laws. Integra will manufacture the Microfib Products in compliance with Laws applicable to the processing, storage, packaging, labeling and shipment of the Microfib Products, as modified from time to time.

8.10 Quality Audits. Integra shall allow SeaSpine to perform quality audits at its manufacturing facility for the Microfib Product during regular business hours and upon reasonable prior written notice if SeaSpine has reasonable cause to believe there is a quality issue affecting the Microfib Products that implicates the Mozaik Products or as required by applicable Law. SeaSpine shall provide Integra with a written report of all nonconformances to the manufacturing procedures, storage and shipping procedures and test/inspection procedures within thirty (30) days of identification, which non-conformances are identified by SeaSpine during quality audits.

8.11	Additional Regulatory Matters.

a.	SeaSpine shall have sole responsibility for obtaining all required consents, licenses, authorizations and approvals for the manufacture, use and sale of the Mozaik Product worldwide, and such consents, licenses, authorizations and approvals shall be held in the name of SeaSpine or its designee, except as provided in the DBM and OS Supply Agreement between the Parties or the Mozaik Supply Agreement between the Parties, each of even date herewith.

b.	Integra shall reasonably assist SeaSpine in accordance with Section 8.11(a) by providing information related to the Microfib Products when necessary to obtain any consents, licenses, authorizations or approvals, provided that SeaSpine shall reimburse Integra for its costs and expenses associated with Integra’s assistance in providing information related to the Microfib Products in obtaining or maintaining consents, licenses, authorizations or approvals for the Mozaik Product at a per hour charge of $200. Integra will provide the FDA or other applicable regulatory authority with access to Integra’s files related to the Microfib Products, but shall not be obligated to permit SeaSpine or any foreign governmental regulatory agency to review certain confidential files, including without limitation, the design history files or processing information for the Microfib Product.

9. INTEGRA LIMITED WARRANTY; CERTAIN OBLIGATIONS:

9.1	Limited Warranty

a.	Integra warrants to SeaSpine that (i) it will convey good title to all Microfib Products delivered to SeaSpine, free from any security interest, liens or other encumbrances, and (ii) the Microfib Products manufactured hereunder shall be manufactured in compliance with the then-current Specifications at the time of shipment from Integra’s facilities. Except as set forth in Section 8.6, SeaSpine’s sole remedy, and Integra’s sole obligation, in the event of a breach by Integra of the warranty set forth in clause (ii) above is as set forth in Section 5.9(c).

b.	The limited warranty set forth in Section 9.1(a) is the sole warranty Integra makes regarding the Microfib Products. THIS WARRANTY IS EXCLUSIVE AND INTEGRA HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION, OR WARRANTY OF QUALITY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE ATTACHED WARRANTY, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE OR (III) WARRANTIES OF NON-INFRINGEMENT. SEASPINE UNDERSTANDS THAT NO EMPLOYEE, OFFICER, AGENT OR REPRESENTATIVE OF INTEGRA IS AUTHORIZED IN ANY WAY TO MAKE ANY STATEMENT TO THE CONTRARY WHICH SHALL BE BINDING ON INTEGRA OR TO ASSUME FOR INTEGRA ANY OTHER LIABILITY IN CONNECTION WITH THE MICROFIB PRODUCTS.

c.	The warranty set forth in Section 9.1(a)(ii) shall not apply to, and Integra shall not be responsible for, any loss or damages arising in connection with the purchase or use of any Microfib Product (i) which has been modified by anyone other than an authorized service representative of Integra, or (ii) which has been altered in any way so as, in Integra’s judgment, to affect its stability or reliability, or which has been subject to misuse, negligence or accident, or (iii) which has been subject to improper or negligent installation, storage or handling, or (iv) which has been subject to improper cleaning, sterilization or maintenance, or (v) which has been subject to accidental damage arising from acts of God, electrical power damage, equipment malfunction, unusual stress, unreasonable operating procedures or abnormal or extreme operating conditions or (vi) which has been used otherwise than in accordance with the instructions furnished by Integra.

9.2 Integra Non-Compete; Sale by Integra.

a.

For the period from the Effective Date through the earlier of (i) the fifth anniversary of the Effective Date and (ii) one year after the effectiveness of the termination of this Agreement by Integra pursuant to Section 4.2(a) (Breach) or Section 4.2(c) (Bankruptcy, etc.) (such period, the “Restricted Period”), provided, that the Restricted Period shall be extended thereafter for such period as Integra is supplying Mozaik Restricted Products to SeaSpine, provided, further, that in no event shall the Restricted Period exceed seven (7) years, Integra shall and shall cause its affiliates not to manufacture, have manufactured, distribute or otherwise sell any product substantially similar to the Mozaik Restricted Products for use in spine surgery (“Field”) for or to any third party, including the entities set forth in Exhibit H, other than for or to SeaSpine and its affiliates and other than as set forth in Exhibit H. For purposes of this Section 9.2, “Mozaik Restricted Products” means the ceramic collagen matrix products marketed under the Mozaik brand, including Mozaik Strip, Mozaik Putty, and Mozaik Moldable Morsels, and all equivalent products (x) marketed under spine brands or (y) provided to third parties on a private label basis, in each case on the Effective Date, and any next generation successor version of any of the foregoing products. Notwithstanding the foregoing, nothing contained in this Section 9.2 shall prohibit Integra or its affiliates from acquiring (through merger, stock purchase, purchase of assets or otherwise) ownership of, or any equity interest in, any entity or business that manufactures, distributes or otherwise sells any product substantially similar to the Mozaik Restricted Product for use in the Field, provided that during the Restricted Period, Integra shall not, and shall cause its affiliates not to, use any of the Licensed Intellectual Property, (as such term is defined in that certain License Agreement attached hereto as Exhibit I) or any Confidential Information of SeaSpine in the manufacture, distribution, or sale of such acquired products.

b.	For clarity’s sake, (i) Integra and its affiliates may at any time manufacture, have manufactured, distribute and otherwise sell the Microfib Products and any products substantially similar thereto, (ii) Integra and its affiliates may at any time manufacture, have manufactured, distribute and otherwise sell any product substantially similar to any Mozaik Restricted Product for use in any field, including without limitation the Foot and Ankle Reconstruction Surgery Field and other uses in reconstruction surgery, other than the Field. “Foot and Ankle Reconstruction Surgery Field” means the design, manufacture, marketing and distribution of products and services used to modify the structural and functional characteristics of the lower extremity and small bone neuromuscular and skeletal system to control, guide, limit, heal or immobilize the lower extremity, joint or body segment for a particular medical or clinical reason.

c.	Except as set forth in Section 9.2(a), Integra may itself manufacture, have manufactured, distribute, sell, distribute, license and otherwise make available to third parties products that are substantially similar to the Microfib Products, the Mozaik Restricted Products or the Mozaik Products.

10. CONFIDENTIALITY AND OWNERSHIP:

10.1 Confidential Information. Each Party agrees that it shall not during the Term and anytime thereafter, directly or indirectly, without the prior written consent of the other Party, disclose to any third party, pursuant to a press release or otherwise, any Confidential Information of the other Party. As used herein, “Confidential Information” of a Party means information possessed by such Party, or its affiliates, that relates to the other Party’s business or, in the case of SeaSpine as the receiving Party, the Microfib Products (which may include information of third parties as to which either Integra or SeaSpine and their respective affiliates has a confidential arrangement or understanding), whether that information is written or oral, however acquired. Notwithstanding the foregoing, Confidential Information does not include any such information that as of the date of disclosure to, or acquisition by, the receiving Party was (i) obtained by the receiving Party from a third party with no obligation of confidentiality to the disclosing Party or its affiliates, (ii) disclosed in published literature, (iii) generally available to the industry or (iv) known to the receiving Party without any obligation to keep it confidential or any restriction on its use and such knowledge can be substantiated by reasonable documentation. Confidential Information shall additionally include the existence and terms of this Agreement and the business relationship established hereunder, together with any documents or data prepared by any of the Parties that reflect such information. Each Party further agrees that it shall not, directly or indirectly, without the prior written consent of the other Party, use any of the Confidential Information of the other Party for any reason or purpose, including, in the case of SeaSpine as the receiving Party, to reverse engineer any Microfib Product, other than as contemplated by this Agreement.

10.2 Degree of Care. Notwithstanding Section 10.1, each Party may disclose Confidential Information received pursuant to this Agreement to its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives, but not to any other third party, provided, however, that all such access is limited to those that have a need-to-know in connection with the business relationship established hereunder, and further provided that such persons and entities are obligated to hold the Confidential Information in confidence in accordance with restrictions and procedures no less stringent than provided for herein. Each Party shall be responsible for any breach of this Section 10 by its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives. Each Party covenants that it shall exercise the same degree of care with respect to the other Party’s Confidential Information as it would its own Confidential Information, and, in any event, shall exercise no less than a reasonable degree of care. Notwithstanding the foregoing, a Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the context of preparation and filing of regulatory documents (including, without limitation, governmental approvals) to regulatory authorities in connection with the Microfib Products pursuant to this Agreement, provided that the disclosing Party notify the other Party in writing of such disclosure and the disclosing Party requests confidential treatment of such disclosure to the extent confidential treatment is reasonably available to such Party.

10.3 Remedies. The Parties understand and agree that this Section 10 is reasonable and necessary to protect the Parties respective business interests. The Parties further agree that the other may suffer irreparable harm from a breach of this Section 10. Thus, in addition to any other rights or remedies, all of which shall be deemed cumulative, a Party shall be entitled to pursue injunctive relief to enforce the terms of this Section 10 without the necessity of proof of damages or the posting of a bond or other security.

10.4 Disclosure Required by Law. Notwithstanding Section 10.1, a receiving Party may disclose Confidential Information if such information is required by Law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized governmental authority, provided that the receiving Party must give the other Party prompt written notice and seek to obtain or allow for and reasonably cooperate with the other Party to seek to obtain a protective order prior to such disclosure. In any event, a receiving Party shall disclose only that portion of the Confidential Information which is legally required and will use all commercially reasonable efforts to assure that confidential treatment is accorded any Confidential Information.

10.5 Return of Copies. Upon termination of this Agreement, each Party shall, upon the written request of the other Party, return all copies, whether in paper, electronic, or other format, of all Confidential Information received by it from the other Party which contain the other Party’s Confidential Information, except that one copy thereof may be retained solely for archival or regulatory compliance purposes.

10.6	Intellectual Property.

a.	Integra, its licensors and/or their respective affiliates are and shall remain the exclusive owner(s) of all intellectual property rights related to the Microfib Products and to Integra’s business, including all intellectual property rights pertaining to inventions, developments or improvements made in the course of the manufacturing of the Microfib Products hereunder.

b.	SeaSpine, its licensors and/or their respective affiliates are and shall remain the exclusive owner(s) of all intellectual property rights owned or licensed by SeaSpine or any subsidiary thereof, as of the Effective Date, after giving effect to the spin-off of SeaSpine by Integra, in each case related to the Mozaik Restricted Products, excluding any trademark rights and product registrations (including 510(k) clearances) relating thereto owned by Integra or its affiliates as of the Effective Date.

c.	SeaSpine agrees not to, and not to authorize a third party to, infringe, misappropriate or violate any intellectual property rights of Integra, its licensors, or their respective affiliates. For purposes of this Agreement, “intellectual property rights” includes, without limitation, (i) all registered or unregistered trademarks, patents, designs or inventions; (ii) all rights in products including product registrations; (iii) copyrights, moral rights, know-how and Confidential Information; and (iv) any similar rights worldwide, or the right to apply for any such rights.

d.	Each Party will comply with the terms of the agreement set forth on Exhibit J hereto.

e.	Except as provided in the Mozaik Supply Agreement, of even date herewith, between the Parties, SeaSpine shall have no right to use any Integra trademark, except that SeaSpine shall have the right to reference Integra as the source of the Microfib Product in the Mozaik Product in SeaSpine’s regulatory filings. Any such references shall be provided to Integra in writing for review and written approval prior to their use, disclosure or publication by SeaSpine.

11.	GENERAL:

11.1 Notices. All notices, approvals, and other communications required or permitted herein shall be in writing and shall be delivered personally (which shall include delivery by courier or overnight delivery service) or sent by certified or registered mail, postage prepaid, return receipt requested.

If to Integra:	Integra LifeSciences Corporation
ATTN: David Hoffman
311 Enterprise Drive, Plainsboro, NJ 08536

With required copy to:	Integra LifeSciences Corporation
ATTN: General Counsel
311 Enterprise Drive, Plainsboro, NJ 08536

If to SeaSpine:	SeaSpine Orthopedics Corporation
ATTN: Brian Baker
2 Goodyear, Suite A, Irvine, CA 92618

With required copy to:	SeaSpine Orthopedics Corporation
ATTN: Colin Smith
2384 La Mirada Drive, Vista, CA 92081

With required copy to:	SeaSpine Orthopedics Corporation
ATTN: General Counsel
2384 La Mirada Drive, Vista, CA 92081

Either Party may change its address for notice purposes by providing written notice of the change of address to the other Party.

11.2 Insurance. Each Party will comply with the insurance obligations for such Party set forth in Exhibit K.

11.3 Limitation of Liability. INTEGRA AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES SHALL NOT IN ANY EVENT BE LIABLE FOR INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, OF ANY KIND RESULTING FROM ANY USE OR FAILURE OR ACQUISITION OF THE MICROFIB PRODUCTS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT (EVEN IF INTEGRA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) INCLUDING

WITHOUT LIMITATION, LIABILITY FOR LOSS OF USE, LOSS OF WORK IN PROGRESS, DOWN TIME, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS, LOSS OF PRODUCTS OF SEASPINE OR OTHER USE OR ANY LIABILITY OF SEASPINE TO A THIRD PARTY ON ACCOUNT OF SUCH LOSS, OR FOR ANY LABOR OR ANY OTHER EXPENSE, DAMAGE OR LOSS OCCASIONED BY SUCH PRODUCT. EXCEPT IN THE CASE OF A CLAIM FOR THIRD PARTY INDEMNIFICATION UNDER SECTION 11.4(B) OF THIS AGREEMENT, INTEGRA’S LIABILITY IN THE AGGREGATE INCLUDING THE LIABILITY OF INTEGRA’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND AFFILIATES, WITH RESPECT TO PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT AND ANY INTEGRA PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE WHETHER ACTIVE, PASSIVE OR IMPUTED OR STRICT LIABILITY OF INTEGRA) SHALL IN NO EVENT EXCEED ONE MILLION DOLLARS ($1,000,000).

11.4	Indemnity.

a.	SeaSpine shall indemnify and defend Integra and its affiliates and their respective directors, officers, members, employees, counsel, agents and representatives and the successors and permitted assigns of any of the foregoing (the “Integra Indemnitees”) and hold the Integra Indemnitees harmless from and against any and all claims, demands, actions, liabilities, damages, losses , judgments, costs or expenses (including interest and penalties and reasonable attorneys’ fees and professional fees and expenses of litigation) (collectively, “Claims”) of third parties to the extent arising out of, in connection with, or resulting from (i) the design, manufacture, marketing, sale, distribution, use or promotion of the Mozaik Product incorporating the Microfib Products, except to the extent such claims result from a breach of the warranty set forth in Section 9.1(a)(ii); (ii) the bodily injury, property damage or any other damages or injury caused in whole or in part, by any use of the Microfib Product in conjunction with the Mozaik Product unless such claims are a direct result of the failure of the Microfib Products to have been manufactured in compliance with the then-current Specifications at the time of shipment from Integra’s facilities; (iii) SeaSpine’s breach of any representation, warranty or covenant contained in this Agreement; (iv) the negligence or willful misconduct of SeaSpine; or (v) any claims relating to the misappropriation or infringement of a third party’s intellectual property rights related to the Mozaik Products, except to the extent such claims relate solely to the Microfib Product.

b.

Integra shall indemnify, defend and hold harmless SeaSpine and its affiliates and their respective directors, officers, members, employees, counsel, agents and representatives and the successors and permitted assigns of any of the foregoing (the “SeaSpine Indemnitees”) and hold the SeaSpine Indemnitees harmless from and against any and all Claims of third parties to the extent arising out of, in connection with, or resulting from (i) the negligence or willful misconduct of Integra, except to the extent that SeaSpine is obligated to indemnify Integra for any of the foregoing third party Claims as provided in Section 11.4(a) (including those third party Claims caused, in whole or in part, by the negligence or willful misconduct of SeaSpine), (ii) the failure of the Microfib Products to have been manufactured in compliance with the then-current Specifications at the time of shipment from Integra’s facilities or (iii) any claims relating to the misappropriation or infringement of a third party’s intellectual property rights to the extent solely related to the Microfib Products.

c.	In any case in which claims arise out of or are caused by both Integra’s negligence and SeaSpine’s negligence, a comparative negligence standard shall apply with respect to the Parties’ enumerated obligations under this Section 11.4.

d.	A Party that intends to claim indemnification under this Agreement (the “Indemnitee”) for third party Claims shall promptly notify the other Party (the “Indemnitor”) in writing of such Claim in respect of which the Indemnitee or its affiliates, directors, officers, members, employees, counsel, agents or representatives intends to claim such indemnification, and the Indemnitor, at its cost and expense, shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if such Indemnitee’s outside counsel advises that representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicts of interests between such Indemnitee and the other Party represented by such counsel in such proceeding. The Indemnitor shall control the defense and/or settlement of any such Claims, and this indemnity agreement shall not apply to amounts paid in connection with any Claims if such payments are made by the Indemnitee without the consent of the Indemnitor; provided, however, that the Indemnitor shall not enter into any settlement that admits fault, wrongdoing or damages without the Indemnitee’s written consent, such consent not to be unreasonably withheld, delayed or conditioned. For clarity, any Claims that relate solely to the payment of monetary damages may be settled or otherwise disposed of on such terms as the Indemnitor, in its sole discretion, shall deem appropriate. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any Claim, if and to the extent prejudicial to its ability to defend such Claim, shall to such extent relieve such Indemnitor of any liability to the Indemnitee under this Section 11.4. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Claims covered by this indemnification and provide full information with respect thereto.

THE PARTIES ACKNOWLEDGE THAT INTEGRA SHALL NOT HAVE CONTROL OVER THE USES TO WHICH THE MICROFIB PRODUCT WILL BE DEVOTED WITHIN THE MOZAIK PRODUCT OR OVER ITS USE, STORAGE, HANDLING, DISTRIBUTION OR APPLICATION AFTER

SHIPMENT FROM INTEGRA’S FACILITY. SEASPINE ASSUMES FULL RESPONSIBILITY WITH RESPECT TO THE USE OF THE MICROFIB PRODUCTS, AND IT IS MUTUALLY AGREED THAT INTEGRA ASSUMES NO LIABILITIES OF ANY KIND WITH RESPECT TO THE USE BY SEASPINE OR ANY THIRD PARTY OF THE MICROFIB PRODUCT IN ANY MOZAIK PRODUCT.

12. MISCELLANEOUS:

12.1 Independent Contractors. This Agreement shall not constitute, and is not intended to constitute, either Party as an employee, agent, partner or legal representative of the other Party for any purpose, or give either Party any right to supervise or direct the functions of the other Party. Neither Party shall have authority to act for or obligate the other Party in any way or to extend any representation or warranty on behalf of the other Party. Each Party agrees to perform under this Agreement solely as an independent contractor and neither Party shall have any right, power, or authority, nor shall they represent themselves as having any authority to assume, create, or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose. Each Party agrees not to permit its employees or agents to do anything that might be construed or interpreted as acts of the other Party.

12.2 Integration. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes all prior discussions, negotiations and agreements between the Parties concerning the subject matter hereof. Integra and SeaSpine agree that nothing in any SeaSpine purchase order or other document submitted pursuant to this Agreement shall in any way modify or add to the terms and conditions set forth in this Agreement (except for identification of the Microfib Products, quantity and delivery date consistent with this Agreement). Except as expressly set forth in this Agreement, no subsequent modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.3 Waiver. Integra’s failure to strictly enforce any term or condition stated herein or exercise any right arising hereunder shall not constitute a waiver of Integra’s right to enforce such terms or conditions or exercise such right thereafter. All of Integra’s rights and remedies against SeaSpine with regard to this Agreement are cumulative and are in addition to any other rights and remedies Integra may have at law or in equity. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

12.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns. Neither Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, to any affiliate and to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise, without the consent of the other Party.

12.5 Severability. If any provisions of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any applicable Law, this Agreement is to be considered divisible as to such provision and the Parties shall negotiate in good faith a valid or enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

12.6 Force Majeure. Except with respect to the payment of money, neither Party shall be liable for any failure or delay in performance under this Agreement if either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including, without limitation, fire, explosion, earthquake, flood, acts of war, terrorism, or other acts of God; acts, regulations or laws or application thereof;, war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carrier, embargo or other governmental action or request, equipment failure, shortage of raw materials or inability to obtain labor, fuel, materials supplies or power at reasonable prices (a “Force Majeure Event”), such non-performing Party shall promptly give notice thereof to the other Party and shall use reasonable commercial efforts to cure or correct any such Force Majeure Event and to resume performance of its affected obligations as soon as possible.

12.7 Choice of Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to its conflict of laws provisions. In the event of a dispute arising from this Agreement the Parties agree that the state and federal courts of the State of New Jersey shall have exclusive jurisdiction over any litigation or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.8 Survival. Any provision of this Agreement that contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement (in whole or in part, as applicable) and continue in full force and effect. Without limiting the foregoing, Articles 7, 8, 10, 11 and 12 and Sections 4.3, 4.4, and 9.2 of this Agreement shall survive the expiration or termination of this Agreement.

12.9 Section Headings. Section headings herein are for convenience only, are not part of the terms and conditions and shall not affect their interpretation.

12.10 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party irrespective of which Party may be deemed to have authored the ambiguous provision.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, or facsimile or .pdf scanned versions, each of which shall be considered to be an original instrument and to be effective as of the Effective Date.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

SEASPINE ORTHOPEDICS CORPORATION

By:

Name:

Title:

INTEGRA LIFESCIENCES CORPORATION

By:

Name:

Title: